Exhibit (c)(5)
Petroleum Development Corporation Discussion Materials for the Special Transaction Committee of the Board of in its Capacity as Managing General Partner of April 2011 Rockies Region Private Limited Partnership p Directors Confidential w w w . H L . c om U . S . 8 0 0 . 7 8 8 . 5 3 0 0 E u r o p e + 4 4 . 2 0 . 7 8 3 9 . 3 3 5 5 H o n g K o n g + 8 5 2 . 3 5 5 1 . 2 30 0 J a p a n + 8 1 . 3 . 4 5 7 7 . 6 000 Los Angeles • New York • Chicago • San Francisco • Minneapolis • Washington, D.C. • Dallas • Atlanta • London • Paris • Frankfurt • Hong Kong • Tokyo • Beijing

Table of Contents Petroleum Development Corporation Tab Transaction Background 1 Financial Analysis 2 Appendix 1

Disclaimer Petroleum Development Corporation This presentation, and any supplemental information (written or oral) or other documents provided in connection therewith (collectively, the “materials”), are provided solely for the information of the Special Transaction Committee of the Board of Directors (the “Committee”) of Petroleum Development Corporation, a Nevada corporation (the “Company”) by Houlihan Lokey in connection with the Committee’s consideration of a potential transaction (the “Transaction”) involving the Company and Rockies Region Private Limited Partnership (“RRPLP” or the “Partnership”). This presentation is incomplete without reference to, and should be considered in conjunction with, any supplemental information provided by and discussions with Houlihan Lokey in connection therewith. Any defined terms used herein shall have the meanings set forth herein, even if such defined terms have been given different meanings elsewhere in the materials. The materials are for discussion purposes only and may not be relied upon by any person or entity for any purpose except as expressly permitted by Houlihan Lokey’s engagement letter. The materials were prepared for specific persons familiar with the business and affairs of the Company for use in a specific context and were not prepared with a view to public disclosure or to conform with any disclosure standards under any state, federal or international securities laws or other laws, rules or regulations, and neither the Committee, the Company nor Houlihan Lokey takes any responsibility for the use of the materials by persons other than the Committee. The materials are provided on a confidential basis solely for the information of the Committee and may not be disclosed, summarized, reproduced, disseminated or quoted or otherwise referred to, in whole or in part, without Houlihan Lokey’s express prior written consent. Notwithstanding anything to the contrary set forth herein, Houlihan Lokey imposes no restrictions on the disclosure by the Company (including any of its employees, representatives or agents) of the tax treatment or tax structure of any transaction, including those portions of any materials containing such information that are provided by Houlihan Lokey to the Company; provided, however, that (a) any such information and materials shall be kept confidential to the extent necessary to comply with any applicable securities laws, and (b) the foregoing does not constitute an authorization to disclose (i) the name of, or other information that would identify, any party to any transaction, or (ii) confidential commercial, financial or structural information regarding any transaction, except to the extent relating to such tax treatment or tax structure. If the Company plans di l i f i i l to disclose information or materials pursuant to the preceding sentence the Company shall inform those to whom it discloses any such information or materials that they may not rely upon such information or materials for any purpose without Houlihan Lokey’s prior written consent. Houlihan Lokey is not an expert on, and nothing contained in the materials should be construed as advice with regard to, legal, accounting, regulatory, insurance, tax or other specialist matters. Houlihan Lokey’s role in reviewing any information is limited solely to performing such a review as it shall deem necessary to support its own advice and analysis and shall not be on behalf of the Committee. Any statement contained in the materials as to tax matters was neither written nor intended by Houlihan Lokey or any of its affiliates to be used, and cannot be used by any taxpayer, for the purpose of avoiding tax penalties that may be imposed on such taxpayer. If any person uses or refers to any such tax statement in promoting, marketing or recommending a partnership or other entity, investment plan or arrangement to any taxpayer, then such statement is being delivered to support the promotion or marketing of the transaction or matter addressed and such person should seek advice based on its particular circumstances from an independent tax advisor. The materials necessarily are based on financial, economic, market and other conditions as in effect on, and the information available to Houlihan Lokey as of, the date of the materials. Although subsequent developments may affect the contents of the materials, Houlihan Lokey has not undertaken, and is under no obligation, to update, revise or reaffirm the materials, except as expressly contemplated by Houlihan Lokey’s engagement letter. The materials are not intended to provide the sole basis for evaluation of the Transaction and do not purport to contain all information that may be required. The materials do not address the underlying business decision of the Company or any other party to proceed with or effect the Transaction, or the relative merits of the Transaction as compared to any alternative business strategies that might exist for the Company or any other party. The materials do not constitute any opinion, nor do the materials constitute a recommendation to the Committee, any security holder of the Company or any other person as to how to vote or act with respect to any matter relating to the Transaction or whether to buy or sell any assets or securities of any company. Houlihan Lokey’s only opinion is the opinion, if any, that is actually delivered to the Committee. The materials may not reflect information known to other professionals in other business areas of Houlihan Lokey and its affiliates. The preparation of the materials was a complex process involving quantitative and qualitative judgments and determinations with respect to the financial, comparative and other analytic methods employed and the adaptation and application of these methods to the unique facts and circumstances presented and, therefore, is not readily susceptible to partial analysis or summary description. Furthermore, Houlihan Lokey did not attribute any particular weight to any analysis or factor considered by it, but rather made qualitative judgments as to the significance and relevance of each analysis and factor. Each analytical technique has inherent strengths and weaknesses, and the nature of the available information may further affect the value of particular techniques. Accordingly, the analyses contained in the materials must be considered as a whole. Selecting portions of the analyses, analytic methods and factors without considering all analyses and factors could create a misleading or incomplete view. The materials reflect judgments and assumptions with regard to industry performance, general business, economic, regulatory, market and financial conditions and other matters, many of which are beyond the control of the participants in the Transaction. Any estimates of value contained in the materials are not necessarily indicative of actual value or predictive of future results or values, which may be significantly more or less favorable. In addition, any analyses relating to the value of assets, businesses or securities do not purport to be appraisals or to reflect the prices at which any assets, businesses or securities may actually be sold. In preparing the materials, Houlihan Lokey has not conducted any physical inspection or independent appraisal or evaluation of any of the assets, properties or liabilities (contingent or otherwise) of the Partnership or any other party and has no obligation to evaluate the solvency of the Partnership or any other party under any law 2 law.

Disclaimer Petroleum Development Corporation All budgets, projections, estimates, financial analyses, reports and other information with respect to operations (including estimates of potential cost savings and expenses) reflected in the materials have been prepared by management of the relevant party or are derived from such budgets, projections, estimates, financial analyses, reports and other information or from other sources, which involve numerous and significant subjective determinations made by management of the relevant party and/or which such management has reviewed and found reasonable. The budgets, projections and estimates contained in the materials may or may not be achieved and differences between projected results and those actually achieved may be material. Houlihan Lokey has relied upon representations made by management of the Company and other participants in the Transaction that such budgets, projections and estimates have been reasonably prepared in good faith on bases reflecting the best currently available estimates and judgments of such management (or, with respect to information obtained from public sources, represent reasonable estimates), and Houlihan Lokey expresses no opinion with respect to such budgets, projections or estimates or the assumptions on which they are based. ), y p p p g , p j p y The scope of the financial analysis contained herein is based on discussions with the Company (including, without limitation, regarding the methodologies to be utilized), and Houlihan Lokey does not make any representation, express or implied, as to the sufficiency or adequacy of such financial analysis or the scope thereof for any particular purpose. Houlihan Lokey has assumed and relied upon the accuracy and completeness of the financial and other information provided to, discussed with or reviewed by it without (and without assuming responsibility for) independent verification of such information, makes no representation or warranty (express or implied) in respect of the accuracy or completeness of such information and has further relied upon the assurances of the Company and other participants in the Transaction that they are not aware of any facts or circumstances that would make such information inaccurate or misleading. In addition, Houlihan Lokey has relied upon and assumed, without independent verification, that there has been no change in the business, assets, liabilities, financial condition, results of operations, cash flows or prospects of the Partnership or any other participant in the Transaction since the respective dates of the most recent financial statements and other information, financial or otherwise, provided to Houlihan Lokey that would be material to its analyses, and that the final forms of any draft documents reviewed by Houlihan Lokey will not differ in any material respect from such draft documents. The materials are not an offer to sell or a solicitation of an indication of interest to purchase any security, option, commodity, future, loan or currency. The materials do not constitute a commitment by Houlihan Lokey or any of its affiliates to underwrite, subscribe for or place any securities, to extend or arrange credit, or to provide any other services. In the ordinary course of business, certain of Houlihan Lokey’s affiliates, as well as investment funds in which they may have financial interests, may acquire, hold or sell, long or short positions, or trade or otherwise effect transactions, in debt, equity, and other securities and financial instruments (including loans and other obligations) of, or investments in, one or more parties that may be involved in the Transaction and their respective affiliates or any currency or commodity that may be involved in the Transaction. Houlihan Lokey provides mergers and acquisitions, restructuring and other advisory services to clients. Houlihan Lokey’s personnel may make statements or provide advice that is contrary to information contained in the materials. Houlihan Lokey’s or its affiliates’ proprietary interests may conflict with the Company’s interests. Houlihan Lokey may have advised, may seek to advise and may in the future advise companies mentioned in the materials. 3

Transaction Background

Summary of Transaction Terms Transaction Background ƒæ Relevant Parties: ,,X Petroleum Development Corporation (the “Company”) ,,X DP 2004 Merger Sub, LLC (“Merger Sub”) ƒæ Aggregate Transaction Consideration of Proposed Transaction: ,,X $14.566 million in cash ,,X Per LP interest transaction consideration of $8,182 in cash ,,X Rockies Region Private Limited Partnership (“RRPLP” or the “Partnership”) ƒæ Form of Consideration: C h ƒæ Financing: ,,X Cash on hand and / or the Company’s revolving credit facility ,,X Cash ƒæ Form of Transaction: ,,X Merger ƒæ Voting: ,,X Majority of the outstanding limited partnership interest other than the LP interest held by the Company 5 This summary is intended only as an overview of selected terms and is not intended to cover all terms or details of the Transaction. Source: Agreement and Plan of Merger, dated as of November 16, 2010, by and among the Company, Merger Sub and the Partnership, as modified by the Proposal Letter dated as February 28, 2010 to the Special Transaction Committee.

Asset Reserve Summary Transaction Background Reserve Summary Gas (MMcf) NGLs (MBbl) Oil (MBbl) Total (MMcfe) Proved Reserves: Proved reserves, January 1, 2009 9,518 — 638 13,346 Revisions of previous estimates (2,167) — (82) (2,659) Production (668) — (34) (872) Proved reserves, December 31, 2009 6,683 — 522 9,815 Revisions of previous estimates (902) 187 23 358 Production (547) (8) (27) (757) Proved reserves, December 31, 2010 5,234 179 518 9,416 Proved Developed Reserves, as of: December 31, 2009 4,989 — 185 6,099 December 31, 2010 3 ,764 5 6 155 5,030 Proved Undeveloped Reserves, as of: December 31, 2009 1,694 — 337 3,716 Source: December 31, 2010 Form 10-K. December 31, 2010 1,470 123 363 4,386 6

Ownership Summary Transaction Background PDC Partnership Ownership Percentage Interests Percentage Non-PDC Owned Interests(1) 1,780.28 69.75% PDC Owned LP Interests 6.50 0.25% PDC GP Interest(2) 765.76 30.00% Total Interests Including GP 2,552.54 100.0% 7 (1) Non-PDC Owned Interests are the only interests eligible to vote regarding the approval of the Transaction. (2) GP Interest is 30% with no voting rights. Share count represents hypothetical shares used to calculate value per interest. Source: RRPLP December 31, 2010 Form 10-K and Company management.

Financial Analysis

Financial Analysis Financial Analysis Summary – Current Offer LP Interest Valuation Reference Range1 0 $15,000 $8 980 $8 980 $11,000 $13,000 P Interest $6,510 $6,531 $6,342 $6,456 $7,309 $8,164 $6,456 8,980 $7,399 $8,301 8,980 $5 000 $7,000 $9,000 Price Per LP Proposed Transaction Consideration of $8,182 per LP Interest $4,611 $3,000 5,000 Proved + Probable 15.0% — 18.0% Discount Rate Proved Reserves $1.25 — $1.75 ($/Mcfe) LTM Daily Production $8.00 — $11.00 ($/MMcfre/d) 2011E EBITDA 6.00x — 7.00x Proved Reserves $1.75 — $2.25 ($/Mcfe) LTM Daily Production $10.00 — $11.00 ($/MMcfe/d) DCF Analysis (2) Selected Transactions Analysis (3) Selected Companies Analysis (3) 9 (1) No particular weight was attributed to any analysis. Houlihan Lokey’s analysis assumes tax rate of 0% per Company management. (2) Figures assume risked proved reserves and production – all properties. (3) Statistic / Representative Levels are based on un-risked figures per the Ryder Scott Reserve Report dated as of February 2, 2011. Note: Risking for proved reserves – Proved Developed Producing (PDP): 100%, Proved Undeveloped (PUD): 75%.

Financial Analysis Financial Analysis Summary – Old Offer LP Interest Valuation Reference Range1 as of 11.8.2010 0 $15,000 $12,000 Interest $6,498 $6,438 $6 194 $7,243 $7,259 $6,730 $8,853 $7,321 $7,022 $7,692 $8,048 $6,000 $9,000 Price Per LP Proposed Transaction $4,807 6,194 $5,851 $5,769 $3,000 Proved + Probable 14.0% — 17.0% Discount Proved Reserves $1.25 — $1.75 p Consideration of $6,603 per LP Interest LTM Daily Production $8.00 — $11.00 2010E EBITDA 5.50x — 6.50x 2011E EBITDA 5.00x — 6.00x Proved Reserves $1.50 — $2.00 LTM Daily Production $9.00 — $10.00 Rate ($/Mcfe) DCF Analysis (2) Selected Transactions Analysis (3) Selected Companies Analysis (3) ($/MMcfre/d) ($/Mcfe) ($/MMcfe/d) 10 (1) No particular weight was attributed to any analysis. Houlihan Lokey’s analysis assumes tax rate of 0% per Company management. (2) Figures assume risked proved reserves and production – all properties. (3) Statistic / Representative Levels are based on un-risked figures per the Ryder Scott Reserve Report dated as of March 5, 2010. Note: Risking for proved reserves – Proved Developed Producing (PDP): 100%, Proved Undeveloped (PUD): 75%.

Financial Analysis Summary of Reserve Report Changes Cumulative Production Annual Production 3,000 3,500 4,000 4,000 4,500 5,000 MCFE MCFE 500 600 700 1 000 1,500 2,000 2,500 , 1,500 2,000 2,500 3,000 3,500 ted Lines = PUD in MM lid Lines = PDP in MM 200 300 400 MMCFE 0 500 1,000 0 500 1,000 2011 2012 2013 2014 2015 2016 2017 2018 2019 2020 2021 2022 2023 2024 Dott So 0 100 2011 2012 2013 2014 2015 2016 2017 2018 2019 2020 2021 2022 2023 2024 Annual Capital Expenditure (PUD Only) Key ƒÜ Solid Line = Proven, Developed, Producing (PDP) ƒÜ Dotted Line = Proven, Undeveloped ( PUD) 2 500 3,000 3,500 s , p ) = 2010 Reserve Report Data = 2009 Reserve Report Data 1,000 1,500 2,000 2,500 dollars in thousands 11 0 500 2011 2012 2013 2014 2015 2016 2017 2018 2019 2020 2021 2022 2023 2024

Financial Analysis

Financial Analyses Summary Multiples

Summary of Selected Multiples[1]

Financial Metric	Statistic / Representative Levels[2]	Selected Multiples Low	Selected Multiples High	Implied Value Reference Range Per LP Interest[4] Low	Implied Value Reference Range Per LP Interest[4] High
Discounted Cash Flow Analysis[3]:					
Discount rate of 15% - 18%				$6,510	$7,309
Selected Transaction Analysis:					
Enterprise Value / Proved reserves[5] ($/Mcfe)	9.4 Bcfe	$1.25	$1.75	$4,611	$6,456
Enterprise Value / LTM Daily production[6] ($/Mcfe/d)	2.1 MMcfe/d	$8.00	$11.00	$6,531	$8,980
Selected Companies Analysis:					
Enterprise Value / '11 EBITDA (Multiple)	$2.7 MM	6.00x	7.00x	$6,342	$7,399
Enterprise Value / Proved reserves[5] ($/Mcfe)	9.4 Bcfe	$1.75	$2.25	$6,456	$8,301
Enterprise Value / LTM Daily production[6] ($/Mcfe/d)	2.1 MMcfe/d	$10.00	$11.00	$8,164	$8,980

(1) No particular weight was attributed to any analysis.
(2) Statistic / Representative Levels are based on un-risked figures per the Ryder Scott Reserve Report dated as of February 2, 2011.
(3) Figures assume risked proved reserves and production – all properties.
(4) Based on 69.7% ownership of the Partnership with LP interests outstanding and not owned by PDC of 1,780.28 detailed on page 7.
(5) Per Company filings.
(6) Estimated production is calculated based on the trailing twelve month period using the December 31, 2010 Form 10-K.
Note: Risking for proven reserves – PDP: 100%, PUD: 75%.
Note: Mmcfe = millions of cubic feet equivalent of gas. Mcfe = thousands of cubic feet equivalent of gas. Mcfe/d = thousands of cubic feet equivalent of gas per day.

HOULIHAN LOKEY | 12

Financial Analysis Discounted Cash Flows Analysis Cash Flow Analysis1 (dollars in millions, except per unit values) Historical Cash Flows Projected FYE Cash Flows2 2006A 2007A 2008A 2009A 2010A 8Mo. ‘11E 2012E 2013E 2014E 2015E Revenue $16.8 $10.4 $9.9 $3.8 $4.2 $2.6 $4.9 $5.5 $6.9 $7.1 Revenue Growth % -38.3% -4.5% -61.3% 9.0% 24.7% 11.4% 26.1% 3.4% Effect of Hedges3 $1.1 ($0.9) $3.7 ($1.3) $2.1 $0.2 $0.4 $0.3 $0.0 $0.0 Production Costs (2.2) (2.1) (2.4) (1.5) (1.5) (0.7) (1.0) (1.1) (1.1) (1.1) General & Administrative Costs (0.2) (0.1) (0.4) (0.5) (0.2) (0.1) (0.2) (0.2) (0.2) (0.2) Exploratory dry hole costs (2.1) (0.1) (0.1) (0.0) 0.0 Accretion of Asset Retirement Obligations (0.0) (0.0) (0.0) (0.0) (0.0) (0.0) (0.0) (0.0) (0.0) (0.0) Add: Unrealized loss (gain) on derivative transactions (1.0) 1.4 (3.6) 4.1 (1.3) EBITDA $12.4 $8.5 $7.1 $4.6 $3.3 $2.0 $4.0 $4.5 $5.5 $5.7 EBITDA Margin % 73.9% 82.3% 71.4% 121.3% 79.6% 75.3% 82.3% 81.3% 80.3% 80.4% Depreciation and Amortization (5.9) (4.3) (3.4) (3.1) (3.0) (0.7) (0.7) (0.9) (1.3) (1.6) EBIT $6.5 $4.2 $3.7 $1.6 $0.3 $1.3 $3.3 $3.6 $4.3 $4.2 Taxes4 0.0 0.0 0.0 0.0 0.0 0.0 0.0 0.0 0.0 0.0 Unlevered Earnings $6.5 $4.2 $3.7 $1.6 $0.3 $1.3 $3.3 $3.6 $4.3 $4.2 Depreciation and Amortization 5.9 4.3 3.4 3.1 3.0 0.7 0.7 0.9 1.3 1.6 Change in Working Capital (4.4) 2.4 0.5 (0.1) 0.1 0.1 0.1 0.1 0.1 0.1 Capital Expenditures 0.0 0.0 (0.0) (0.0) (0.0) 0.0 (1.6) (1.8) (2.5) (0.7) Unlevered Free Cash Flows $8.0 $10.9 $7.5 $4.5 $3.4 $2.1 $2.6 $2.8 $3.2 $5.2 Change in Working Capital 4.4 (2.4) (0.5) 0.1 (0.1) (0.1) (0.1) (0.1) (0.1) (0.1) Distributable Cash Flow $12.4 $8.5 $7.0 $4.6 $3.3 $2.0 $2.5 $2.7 $3.1 $5.0 Distributions to LP Units 7.1 7.4 5.8 3.7 2.6 1.6 2.1 2.3 2.6 4.1 Distributions to GP 3.0 3.1 2.5 1.6 1.1 0.4 0.5 0.6 0.6 1.0 Total Distributed Cash Flow $10.2 $10.4 $8.3 $5.3 $3.7 $2.1 $2.6 $2.8 $3.2 $5.2 Coverage Ratio 1.2x 0.8x 0.8x 0.9x 0.9x 1.0x 1.0x 1.0x 1.0x 1.0x Payout Ratio 81.9% 122.6% 118.2% 115.6% 111.6% 100.0% 100.0% 100.0% 100.0% 100.0% Present Value of Present Value of Implied Implied Distributable Distributable Total Value Per Cash Flows Cash Flows Enterprise LP Discount Rate 2011E — 2015E 2016E — REM Value Interest(5) 14.0% $11.1 $8.3 $19.4 $7,616 15.0% $10.9 $7.8 $18.7 $7,309 16.5% $10.6 + $7.0 = $17.6 $6,889 18.0% $10.3 $6.4 $16.6 $6,510 13 (1) Assumes Transaction is consummated on May 1, 2011; Mid-year convention applied. Refer to WACC calculation in the Appendix for derivation of discount rate. (2) 2010E based on average actual monthly prices for illustrative purposes only. (3) For hedging summary see Appendix. (4) Represents a 0.0% tax-rate per management. (5) Based on December 31, 2010 outstanding LP interests and GP interest hypothetically converted to LP interests according to the effective GP interest, per public filings. See page 7 for calculation.

Financial Analysis Selected Transactions Analysis Summary1 Summary of Selected Multiples Statistic / Selected Implied Value Reference Representative Multiples Range Per LP Interest(3) Financial Metric Levels(2) Low High Low High Selected Transaction Analysis: Enterprise Value / Proved reserves(4) ($/Mcfe) 9.4 Bcfe $1.25 $1.75 $4,611 $6,456 Enterprise Value / LTM Daily production(5) ($/Mcfe/d) 2.1 MMcfe/d $8.00 $11.00 $6,531 $8,980 (1) No particular weight was attributed to any analysis. (2) Statistic / Representative Level are based on un-risked figures per the Ryder Scott Reserve Report dated as of February 2, 2011. (3) Based on 69.7% ownership of the Partnership with LP interests outstanding and not owned by PDC of 1,780.28 detailed on page 7. (4) Per Company filings. (5) twelve month period using the December 31 2010 Form 10 K 14 Estimated production is calculated based on the trailing 31, 10-K. Note: Risking for proven reserves – PDP: 100%, PUD: 75%. Note: Mmcfe = millions of cubic feet equivalent of gas. Mcfe = thousands of cubic feet equivalent of gas. Mcfe/d = thousands of cubic feet equivalent of gas per day

Financial Analysis

Selected Transactions Analysis(1)

Announced	Buyer	Seller	Transaction Value(2)	Transaction Value(2) / Proved(3) ($/Mcfe)	Transaction Value(2) / Dly. Prod.(4) ($/MMcfe/d)
9/23/2010	NorthWestern Corporation	Undisclosed private company	$11	$1.50	$8.36
9/15/2010	Denbury Resources Incorporated	Undisclosed	$115	$0.08	
7/21/2010	Double Eagle Petroleum Company	SM Energy Company	$8	$0.87	
6/29/2010	Enerplus Resources Fund	Undisclosed	$108		$10.00
5/13/2010	China Investment Corporation Ltd	Penn West Energy Trust	$592	$4.16	$13.45
5/13/2010	Gulfport Energy Corporation	Undisclosed private company	$8	$1.44	$28.70
3/18/2010	Opon International LLC	Delta Petroleum Corporation(5)	$400	$1.33	$9.73
1/5/2010	Noble Energy Incorporated	Suncor Energy Incorporated	$494	$1.22	$6.38
11/9/2009	Rise Energy Ltd	Teton Energy Corporation	$19	$0.71	$2.94
8/10/2009	Williams Companies Inc	Orion Energy Partners	$258	$0.65	$4.03
4/23/2009	Puckett Land Company	Teton Energy Corporation	$10		$2.51
4/2/2009	Noble Energy Incorporated	Teton Energy Corporation	$4		$1.33
3/3/2009	Undisclosed	Berry Petroleum Company	$154	$1.11	$7.78
2/23/2009	Longview Fund LP	South Texas Oil Company	$10	$3.20	$38.58
10/10/2008	SandRidge Energy Inc	Tom L Ward	$60	$1.40	
9/25/2008	Occidental Petroleum Corporation	Plains Exploration & Production Co	$1,250	$2.26	$16.07
12/31/2007	Tracinda Corp	Delta Petroleum Corporation	$585	$1.59	$10.25
12/17/2007	Occidental Petroleum Corporation	Plains Exploration & Production Co	$1,550	$2.81	$19.14
9/26/2007	Teton Energy Corporation	Delta Petroleum Corporation	$38		$5.00
9/26/2007	Delta Petroleum Corporation	Teton Energy Corporation	$38		$15.20
5/14/2007	Newfield Exploration Company	Stone Energy Corporation	$578	$2.63	$13.14
4/18/2007	Plains Exploration & Production Co	Laramie Energy LLC	$945	$2.13	$22.69
1/7/2007	Forest Oil Corporation	The Houston Exploration Company	$1,827	$2.42	$7.84
12/31/2006	Quantum Resources Management LLC	Pioneer Natural Resources Company	$5	$1.48	$8.71
12/12/2006	Petroleum Development Corporation	EXCO Resources Incorporated	$133	$3.64	
10/20/2006	Petroleum Development Corporation	Unocal	$17	$3.40	$23.13
8/9/2006	Black Hills Corporation	Undisclosed	$24	$1.04	$17.11
7/20/2006	Marathon Oil Corporation	Petroleum Development Corporation	$354		$1.97
6/12/2006	JANA Partners LLC	The Houston Exploration Company	$1,890	$2.70	$8.98
5/10/2006	Individual Investor	SandRidge Energy Inc	$572	$1.85	$19.05
3/9/2006	Black Hills Corporation	Koch Exploration Company, Koch Industries Inc	$51	$1.27	$26.50
2/22/2006	Citation Oil & Gas Corporation	Meritage Energy Partners LLC	$62	$1.28	$8.20
2/9/2006	Noble Energy Incorporated	United States Exploration Inc	$411	$1.22	$15.12
1/27/2006	Berry Petroleum Company	Undisclosed private company	$159	$3.19	$83.00
11/16/2005	Texas American Resources Company	Undisclosed	$70	$1.24	$11.67
10/31/2005	Hilcorp Energy Company, Undisclosed	Kerr-McGee Corporation	$243	$1.49	$8.05
		High	$1,890	$4.16	$83.00
		Mean	$363	$1.84	$14.83
		Median	$124	$1.49	$10.13
		Low	$4	$0.08	$1.33

Multiples Summary for Transactions Under $100 million(6) →

	Transaction Value(2)	Proved(3) ($/Mcfe)	Dly. Prod.(4) ($/MMcfe/d)
High	$70	$3.40	$38.58
Mean	$27	$1.57	$14.14
Median	$18	$1.34	$10.19
Low	$4	$0.71	$1.33

(1) No transaction used in this analysis for comparative purposes is identical to the Transaction.
(2) Transaction Value refers to implied enterprise value of target company or target assets, based on the announced transaction equity price and other public information available at the time of the announcement.
(3) Based on proved reserves announced in transaction filing.
(4) Based on production announced in transaction filing
(5) Assumes $50 million warrant value and Herold's valuation of $298 million for the 2P reserves.
(6) Highlighted Transaction are under $100 million in transaction value.
Source: John S. Herold.

HOULIHAN LOKEY | 15

Financial Analysis Comparable Companies Analysis Summary Summary of Selected Multiples1 Statistic / Selected Implied Value Reference Representative Multiples Range Per LP Interest(3) Financial Metric Levels(2) Low High Low High Selected Companies Analysis: Enterprise Value / ‘11 EBITDA (Multiple) $2.7 MM 6.00x 7.00x $6,342 $7,399 Enterprise Value / Proved reserves(4) ($/Mcfe) 9.4 Bcfe $1.75 $2.25 $6,456 $8,301 Enterprise Value / LTM Daily production(5) ($/Mcfe/d) 2.1 MMcfe/d $10.00 $11.00 $8,164 $8,980 (1) No particular weight was attributed to any analysis. (2) Statistic / Representative Level are based on un-risked figures per the Ryder Scott Reserve Report dated as of February 2, 2011. (3) Based on 69.7% ownership of the Partnership with LP interests outstanding and not owned by PDC of 1,780.28 detailed on page 7. (4) Per Company filings. (5) twelve month period using the December 31 2010 Form 10 K 16 Estimated production is calculated based on the trailing 31, 10-K. Note: Risking for proven reserves – PDP: 100%, PUD: 75%. Note: Mmcfe = millions of cubic feet equivalent of gas. Mcfe = thousands of cubic feet equivalent of gas. Mcfe/d = thousands of cubic feet equivalent of gas per day

Financial Analysis Comparable Companies Analysis Summary Summary of Selected Multiples1 Statistic / Selected Implied Value Reference Representative Multiples Range Per LP Interest(3) Financial Metric Levels(2) Low High Low High Selected Companies Analysis: Enterprise Value / ‘11 EBITDA (Multiple) $2.7 MM 6.00x 7.00x $6,342 $7,399 Enterprise Value / Proved reserves(4) ($/Mcfe) 9.4 Bcfe $1.75 $2.25 $6,456 $8,301 Enterprise Value / LTM Daily production(5) ($/Mcfe/d) 2.1 MMcfe/d $10.00 $11.00 $8,164 $8,980 (1) No particular weight was attributed to any analysis. (2) Statistic / Representative Level are based on un-risked figures per the Ryder Scott Reserve Report dated as of February 2, 2011. (3) Based on 69.7% ownership of the Partnership with LP interests outstanding and not owned by PDC of 1,780.28 detailed on page 7. (4) Per Company filings. (5) twelve month period using the December 31 2010 Form 10 K 16 Estimated production is calculated based on the trailing 31, 10-K. Note: Risking for proven reserves – PDP: 100%, PUD: 75%. Note: Mmcfe = millions of cubic feet equivalent of gas. Mcfe = thousands of cubic feet equivalent of gas. Mcfe/d = thousands of cubic feet equivalent of gas per day

Financial Analysis Selected Companies Analysis1,2 Selected Comparable Multiples 4/6/2011 4/6/2011 Enterprise Value(3)/ Stock % 52 wk Dividend Equity Enterprise Reserves(4) % % EBITDA(5) Reserves(4) Dly. Prod.(4) Companies Price(6) high(6) Yield(7) value(6,8) value(3) (Bcfe) Gas(4) PUD(4) R/P(4) ‘11E(9) ($/Mcfe) ($/Mmcfe/d) Cabot Oil & Gas Corporation $53.22 97% 0.2% 5,618 6,537 2,701 98% 36% 20.7 10.4x $2.42 $18.27 Berry Petroleum Co. 51.78 98% 0.6% 2,780 3,894 1,627 39% 51% 22.7 7.7x 2.39 19.87 Bill Barrett Corp. 41.54 96% 0.0% 1,975 2,321 1,118 93% 52% 11.6 5.2x 2.08 8.78 Warren Resources Inc. 4.92 80% 0.0% 356 420 130 53% 27% 12.4 10.8x 3.24 14.64 Gasco Energy Inc. 0.47 75% 0.0% 60 84 43 93% 0% 9.8 NA 1.98 7.08 Double Eagle Petroleum Co. 9.19 77% 0.0% 103 173 115 98% 35% 12.6 NA 1.50 6.89 Petroleum Development Corporation $47.43 96% 0.0% 1,248 1,395 861 76% 65% 22.9 7.3x $1.62 $13.54 Low 75% 0.0% $60 $84 43 39% 0% 9.8 5.2x $1.50 $6.89 High 98% 0.6% $5,618 $6,537 2,701 98% 65% 22.9 10.8x $3.24 $19.87 Median 96% 0.0% $1,248 $1,395 861 93% 36% 12.6 7.7x $2.08 $13.54 Mean 88% 0.1% $1,734 $2,118 942 79% 38% 16.1 8.3x $2.18 $12.72 (1) No company used in this analysis for comparative purposes is identical to the Partnership. (2) Although Delta Petroleum has similar assets to the Partnership, they were excluded due to its lack of comparable financial situation (3) Enterprise Value equals equity market value + debt outstanding + preferred stock + minority interest – cash and cash equivalents. (4) Reserves refers to proved reserves from the most recently published 10-K. Daily production based on latest reported average annual production as reported in the 10K. (5) EBITDA refers to Earnings Before Interest, Taxes, Depreciation & Amortization.. (6) Based on closing prices as of April 6, 2011. (7) Equals the most recent distribution annualized and divided by the current stock price. (8) shares 17 Based on fully diluted shares. (9) Multiples based on forward looking financial information may have been calendarized. NA: refers to not available Sources: Capital IQ, public filings, and Bloomberg.

Appendix

Appendix Weighted Average Cost of Capital Calculation (dollars in millions) Equity Debt to Debt Preferred Market Value Preferred Equity Market Total Equity Market to Total Stock to Total to Total Debt1 Stock2 Value3 Capitalization4 Value Capitalization Capitalization Capitalization Berry Petroleum Co. $1,114.3 $0.0 $2,780.2 # $3,894.5 # 40.1% 28.6% 0.0% 71.4% Bill Barrett Corp. 404.4 0.0 1,975.1 # 2,379.5 # 20.5% 17.0% 0.0% 83.0% Gasco Energy Inc. 26.4 0.2 59.7 # 86.3 # 44.3% 30.6% 0.3% 69.1% Warren Resources Inc. 74.6 0.1 356.2 # 430.9 # 20.9% 17.3% 0.0% 82.7% Cabot Oil & Gas Corporation 975.0 0.0 5,617.9 # 6,592.9 # 17.4% 14.8% 0.0% 85.2% Double Eagle Petroleum Co. 32.5 40.3 102.7 # 175.5 # 31.7% 18.5% 22.9% 58.5% Petroleum Development Corporation 200.9 0.0 1,247.9 # 1,448.8 # 16.1% 13.9% 0.0% 86.1% Breitburn Energy Partners L.P. 528.1 0.0 1,243.9 # 1,772.0 # 42.5% 29.8% 0.0% 70.2% EV Energy Partners LP 619.0 0.0 1,678.5 # 2,297.5 # 36.9% 26.9% 0.0% 73.1% Constellation Energy Partners LLC 165.0 6.7 55.1 # 226.7 # 299.7% 72.8% 2.9% 24.3% Median $302.7 $0.0 $1,245.9 $1,610.4 34.3% 22.7% 0.0% 72.2% Mean $414.0 $4.7 $1,511.7 $1,930.5 57.0% 27.0% 2.6% 70.4% Cost of Levered Unlevered Equity Risk Size Cost of Cost of Preferred Beta5 Beta6 Premium7 Premium8 Equity9 Debt10 Stock11 WACC12 Berry Petroleum Co. 2.11 1.50 5.25% 1.20% 16.6% 7.8% 0.0% 14.1% Bill Barrett Corp. 1.51 1.25 5.25% 1.81% 14.1% 9.9% 0.0% 13.4% Gasco Energy Inc. 1.32 0.91 5.25% 6.36% 17.7% 3.4% 0.0% 13.2% Warren Resources Inc. 2.04 1.69 5.25% 2.94% 18.0% 3.4% 8.0% 15.5% Cabot Oil & Gas Corporation 1.32 1.12 5.25% 1.01% 12.3% 6.1% 0.0% 11.4% Double Eagle Petroleum Co. 1.75 1.33 5.25% 6.36% 19.9% 4.5% 9.3% 14.6% Petroleum Development Corporation 1.86 1.60 5.25% 1.82% 16.0% 12.0% 0.0% 15.4% Breitburn Energy Partners L.P. 1.01 0.71 5.25% 1.82% 11.5% 6.0% 0.0% 9.9% EV Energy Partners LP 1.51 1.10 5.25% 1.82% 14.1% 3.4% 0.0% 11.2% Constellation Energy Partners LLC 1.61 0.40 5.25% 6.36% 19.2% 4.8% 0.0% 8.1% Median 1.56 1.19 16.3% 5.4% 0.0% 13.3% Mean 1.60 1.16 15.9% 6.1% 1.7% 12.7% 1. Debt amount based on most recent public filing as of 04/06/2011. 2. Preferred stock amount as stated in most recent public filing as of 04/06/2011. 3. Equity market value based on closing price on 04/06/2011 and on reported fully-diluted shares as of 04/06/2011. 4. Total capitalization equal to equity market value + debt outstanding + preferred stock. 5 per weekly as of 04/06/2011 19 5. Based on actual beta Bloomberg; 5 year 2011. 6. Unlevered Beta = Levered Beta / (1 + ((1 – Tax Rate) * (Debt / Equity Market Value)) + (Preferred Stock / Equity Market Value)). 7. Based on review of studies measuring the historical returns between stocks and bonds, theoretical models such as supply side and demand side models and other materials. 8. Morningstar, 2011 Ibbotson Stocks, Bonds, Bills, and Inflation Valuation Yearbook, pages 88, 90 and 196. 9. Cost of Equity = Risk Free Rate of Return + (Levered Beta * Equity Risk Premium) + Size Premium. Risk Free Rate of Return as of as of 04/06/2011, based on 20-year U.S. Treasury Bond Yield. 10. Based on selected company weighted average interest rate per most recent public filings. 11. Based on selected company weighted average preferred dividend per most recent public filings. 12. Weighted Average Cost of Capital (WACC) = (Cost of Debt * (1 – Tax Rate) * Debt to Total Capitalization) + (Cost of Equity * Equity Market Value to Total Capitalization) + (Cost of Preferred * Preferred Stock to Total Capitalization). See next page for tax rate assumption.

Appendix Weighted Average Cost of Capital Summary Summary Market Assumptions Capital Structure Assumptions Cost of Equity for Computed WACC Risk Free Rate of Return1 4.37% Debt to Equity Market Value5 29.4% Selected Unlevered Beta6 Equity Risk Premium2 5.25% Debt to Total Capitalization5 22.7% Computed Levered Beta7 Size Premium3 6.36% Preferred Stock to Total Capitalization5 0.0% Cost of Equity8 T R 4 E i M k V l T lC i li i 5 1.19 1.54 18.8% Tax Rate4 0.00% Equity Market Value to Total Capitalization5 77.3% Cost of Debt5 5.4% Cost of Preferred Stock5 0.0% Computed Weighted Average Cost of Capital9 15.8% Company Specific Decile B 1.41 Weighted Average Cost of Capital based on PETD Observed Beta10 15.4% Weighted Average Cost of Capital basd on PETD Observed Beta and Partnership Size Premium11 19.3% Market Assumptions Capital Structure Assumptions Assuming No Debt Cost of Equity for Computed WACC Risk Free Rate of Return1 4.37% Debt to Equity Market Value 0.0% Selected Unlevered Beta6 Equity Risk Premium2 5.25% Debt to Total Capitalization 0.0% Computed Levered Beta7 Premium3 6 36% Stock to Total Capitalization 0 0% Equity8 1.19 1.19 Size Premium 6.36% Preferred 0.0% Cost of Equity 17 0% Tax Rate4 0.00% Equity Market Value to Total Capitalization 100.0% Cost of Debt 0.0% Cost of Preferred Stock 0.0% Computed Weighted Average Cost of Capital 17.0% Check Selected Company Decile with MM and Trans Approaches SelectedWeighted Cost of Capital Range 15.0% - — 18.0% 17.0% Selected Weighted Average 1. Risk Free Rate of Return as of 04/06/2011, based on 20-year U.S. Treasury Bond Yield. 2. Based on a review of studies measuring the historical returns between stocks and bonds, theoretical models such as supply side and demand side models and other materials. 3. Morningstar, 2011 Ibbotson Stocks, Bonds, Bills, and Inflation Valuation Yearbook, pages 88, 90 and 196. 4. As per Petroleum Development Corporation management. 5 Based on review of corresponding metrics of selected companies listed on previous page 20 5. page. 6. Based on review of selected companies’ unlevered betas listed on previous page. 7. Computed Levered Beta = Selected Unlevered Beta * (1 + ((Debt / Equity Market Value) * (1 – Tax Rate)) + (Preferred Stock / Equity Market Value)). Based on Market and Capital Structure Assumptions. 8. Cost of Equity = Risk Free Rate of Return + (Computed Levered Beta * Equity Risk Premium) + Size Premium. Based on Market Assumptions. 9. Weighted Average Cost of Capital (WACC) = (Cost of Debt * (1 – Tax Rate) * Debt to Total Capitalization) + (Cost of Equity * Equity Market Value to Total Capitalization) + (Cost of Preferred Stock * Preferred Stock to Total Capitaliz Based on “Cost of Equity for Computed WACC” and Market and Capital Structure Assumptions. 10. Represents the Company’s actual cost of capital based on actual observed Beta, cost of debt, size risk premium and capital structure. 11. Represents the Company’s cost of capital based on actual observed Beta, cost of debt, and capital structure, assuming the same size risk premium as the Partnership. Sources: Bloomberg, CapIQ and Company Management

Appendix Hedge Summary Summary of Hedges with Current Strip Pricing as of 04/06/2011 2011 2012 2013 2011 2012 2013 NYMEX Strip — 04/06/2011 West Texas Intermediate ($/BBL) $110.25 $108.59 $105.17 $110.25 $108.59 $105.17 Henry Hub ($/MMBTU) $4.47 $4.97 $5.37 $4.47 $4.97 $5.37 CIG Strip — 4/06/2011 West Texas Intermediate ($/BBL) $101.44 $100.03 $96.60 $101.44 $100.03 $96.60 Henry Hub ($/MMBTU) $3.46 $3.96 $4.36 $3.46 $3.96 $4.36 Collars Fixed-Price Swaps Natural Gas Natural Gas CIG: NYMEX: Quantity (MMBtu) 0.0 Quantity (MMBtu) 238.2 271.0 264.0 Ceiling ($/MMBtu) $9.45 Weighted Average Price ($/MMBtu) $6.76 $6.98 $7.12 Floor ($/MMBtu) $4.75 Expected Cash Flow $546 $544 $462 Cash Flow $0 Oil NYMEX: NYMEX: Quantity (MMBtu) 0.0 18.8 Quantity (MMbls) 6.0 Ceiling ($/MMBtu) $8.30 $8.27 Weighted Average Price ($/Bbl) $70.75 Floor ($/MMBtu) $5.75 $6.00 Expected Cash Flow ($239) Cash Flow $0 $19 CIG Basis Protection Swaps Natural Gas Quantity ($/MMBtu) 238.2 289.8 264.0 Price ($1.88) ($1.88) ($1.88) 21 Source: PDC 2005-B December 31, 2010 Form 10-K. Weighted Average Expected Cash Flow ($207.9) ($252.8) ($230.4) Total Cash Flow $100 $311 $232

Appendix Hedge Summary (continued) December 31, 2010 10K Hedging Table Collars Fixed-Price Swaps CIG Basis Protection Swaps Weighted Average Contract Price Quantity Quantity (Gas-Mmbtu Weighted Quantity Weighted Fair Value at Commodity/Index (Gas-Mmbtu) Floors Ceilings Oil-Bbls) Average (Gas-Mmbtu) Average December 31, 2010 Natural Gas CIG 01/01 — 03-31/2011 39,147 $ 4.75 $ 9.45 — $ — - $ — $ 30,391 NYMEX 01/01 — 03-31/2011 12,015 5.75 8.30 30,508 6.83 42,523 (1.88) $ 28,831 04/01 — 06/30/2011 — - — 81,122 6.78 81,122 (1.88) $ 78,076 07/01 — 12/31/2011 — - — 79,721 6.73 79,721 (1.88) $ 62,434 10/01 — 12/31/2011 — - — 77,385 6.78 77,385 (1.88) $ 39,699 2012 18,770 6.00 8.27 270,984 6.98 289,752 (1.88) $ 126,126 2013 — - — 264,037 7.12 264,037 (1.88) $ 110,645 Total Natural Gas 69,932 803,757 834,540 $ 476,202 Oil Nymex 1Q 2011 — - — 1,973 70.75 — - $ (40,986) 2Q 2011 — - — 2,001 70.75 — - $ (44,351) 3Q 2011 — - — 2,027 70.75 — - $ (45,826) 4Q 2011 — - — 2,016 70.75 — - $ (45,639) Total Oil - 8,017 - $ (176,802) Total Natural Gas and Oil $ 299,400 Source: PDC 2005-B December 31, 2010 Form 10K 22 ,

Appendix Comparable Historical Cash Flow Metrics Historical Cash Flow Metrics1 (dollars in millions, except per unit values) Z — Score (2) 2006A 2007A 2008A 2009A 2010A 06A — ‘10A PDC 2005-B Distributable Cash Flow $11.6 $6.0 $5.1 $3.8 $2.4 0.5 % Change -133.3% -48.7% -13.7% -26.0% -36.9% C bl Cabot Oil & Gas Corporation Distributable Cash Flow $587.8 $486.2 $640.9 $595.7 $591.3 0.1 % Change 54.2% -17.3% 31.8% -7.1% -0.7% Berry Petroleum Co. Distributable Cash Flow $249.1 $297.4 $339.8 $222.9 $331.6 0.2 % Change 36.0% 19.4% 14.3% -34.4% 48.8% Comparable Bill Barrett Corp. E&P Companies Distributable Cash Flow $256.9 $266.4 $432.5 $408.9 $471.3 0.2 % Change 29.7% 3.7% 62.3% -5.4% 15.3% Warren Resources Inc. Distributable Cash Flow $13.4 $24.3 $57.2 $8.9 $44.8 0.6 % Change NMF 81.3% 135.4% -84.5% 404.2% Gasco Energy Inc. Distributable Cash Flow $10.2 $5.6 $30.6 ($1.7) $15.1 0.9 % Change 84.1% -45.4% 448.1% -105.5% -991.9% Double Eagle Petroleum Co. Distributable Cash Flow $9.5 $20.3 $30.2 $22.8 $30.1 0.3 % Change -17.1% 113.6% 48.5% -24.5% 32.0% Petroleum Development Corporation Distributable Cash Flow $367.5 $134.2 $319.0 $54.0 $147.5 0.6 MLPs % Change 370.2% -63.5% 137.7% -83.1% 173.3% Breitburn Energy Partners L.P. Distributable Cash Flow $74.2 ($16.9) $569.6 $13.2 $158.2 1.3 % Change 32.3% -122.8% -3470.4% -97.7% 1095.8% EV Energy Partners LP Distributable Cash Flow $26.7 $33.3 $266.2 $59.2 $169.9 0.8 % Change 8.7% 24.6% 700.1% -77.8% 187.2% 23 (1) Distributable Cash Flow – Net Income from Continuing Operations + Depreciation, Depletion and Amortization + Exploration Expense + Deferred Taxes + Stock Based Compensation. (2) Z – Score = Standard Deviation of the set / Arithmetic Mean of the set. Source: Company filings and CapitalIQ. Constellation Energy Partners LLC Distributable Cash Flow $23.6 $38.2 $86.3 $69.8 $84.3 0.4 % Change 33.4% 62.1% 126.0% -19.1% 20.7%

Appendix EBITDA Build-Up Per Reserve Class EBITDA Summary 2011 2012 2013 2014 2015 2016 2017 2018 2019 2020 2021 2022 2023 2024 2025 Remainder NYMEX Strip — 04/06/2011 West Texas Intermediate ($/BBL) $110.25 $108.59 $105.17 $103.24 $102.24 $102.24 $102.24 $102.24 $102.24 $102.24 $102.24 $102.24 $102.24 $102.24 $102.24 $102.24 Henry Hub ($/MMBTU) $4.47 $4.97 $5.37 $5.74 $6.10 $6.10 $6.10 $6.10 $6.10 $6.10 $6.10 $6.10 $6.10 $6.10 $6.10 $6.10 PDP Production Oil (MBBL) 13 17 14 13 12 10 9 8 7 7 6 5 4 4 3 8 PP (MBBL) 2 3 2 2 2 2 1 1 1 1 1 1 1 1 0 1 Gas (MMCF) 291 379 341 312 288 267 249 226 206 193 181 169 149 136 126 904 Total PDP Production (MMCFE) 100% 537821 449944 444411 440011 336688 333399 331144 228833 225577 223399 222233 220044 117788 116611 114444 995555 PDP Revenues Oil Revenue $1,324 $1,648 $1,389 $1,208 $1,085 $969 $869 $770 $687 $619 $561 $469 $383 $326 $231 $703 Gas Revenue 1,003 1,498 1,484 1,471 1,461 1,356 1,264 1,145 1,047 980 919 857 755 690 640 4,576 Total PDP Revenue $2,456 $3,307 $3,007 $2,796 $2,650 $2,419 $2,216 $1,990 $1,801 $1,661 $1,536 $1,373 $1,177 $1,051 $897 $5,330 PDP Expenses Ad Valorem Tax $79 $101 $89 $80 $73 $66 $60 $54 $49 $45 $41 $36 $31 $27 $22 $117 Production Tax 23 30 27 24 22 21 19 18 16 15 14 13 11 10 10 70 Operating Expense 546 784 770 753 747 722 699 647 608 595 584 540 465 430 371 2,522 Other Expense 17 8 9 0 9 18 16 33 18 8 8 45 52 25 52 217 G&A Expenses 140 187 161 134 131 150 162 171 178 186 193 199 202 206 211 1,766 PDP EBITDA $1,651 $2,197 $1,951 $1,805 $1,668 $1,442 $1,259 $1,067 $931 $813 $695 $540 $417 $352 $232 $638 2011 2012 2013 2014 2015 2016 2017 2018 2019 2020 2021 2022 2023 2024 2025 Remainder PUD Production Oil (MBBL) 0 7 16 27 29 21 16 14 12 11 10 9 8 7 7 37 PP (MBBL) 0 2 4 6 6 4 3 3 3 2 2 2 2 2 2 8 Gas (MMCF) 0 24 51 89 91 66 53 46 40 36 33 30 28 26 24 132 Total PUD Production (MMCFE) 100% 00 10748 127218 238873 340000 221856 127229 114964 112780 111542 110348 19256 11876 18007 7948 450450 PUD Revenues Oil Revenue $0 $724 $1,547 $2,605 $2,711 $1,940 $1,539 $1,294 $1,125 $1,001 $904 $825 $757 $697 $641 $3,481 PP Revenue $0 $109 $244 $326 $334 $241 $196 $168 $148 $134 $122 $112 $103 $95 $87 $481 Gas Revenue 0 93 222 438 474 341 276 236 209 188 172 158 145 133 123 688 Total PUD Revenue $0 $926 $2,013 $3,369 $3,520 $2,522 $2,010 $1,698 $1,482 $1,323 $1,198 $1,095 $1,005 $925 $851 $4,649 PUD Expenses Ad Valorem Tax $0 $32 $71 $120 $126 $90 $72 $61 $53 $47 $43 $39 $36 $33 $30 $165 Production Tax $0 $2 $4 $7 $7 $5 $4 $3 $3 $3 $2 $2 $2 $2 $2 $9 $ $ $ $ $ $ $ $ $ $ $ $ $ $ $ $ 24 Note: Operating projections and production figures based on reserve report dated as of February 2, 2011 from Ryder Scott Company Petroleum Consultants provided by Company management. Risking for proven reserves – PDP: 100%, PUD: 75%. Operating Expense 0 0 1 20 26 41 55 73 79 86 91 114 135 152 187 1,913 Other Expense $0 $0 $0 $0 $0 $0 $0 $0 $0 $0 $0 $0 $0 $0 $0 $0 G&A Expenses 0 30 62 96 106 95 89 88 88 89 90 92 99 103 108 749 PUD EBITDA $0 $863 $1,875 $3,126 $3,256 $2,291 $1,790 $1,473 $1,260 $1,099 $972 $847 $733 $635 $525 $1,813